UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 14, 2014

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4200 Stone Road Kilgore, TX 75662
(Address of principal executive offices)(Zip code)

Registrant's telephone number, including area code: (903) 983-6200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act     (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On May 14, 2014, Martin Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of Martin Midstream Partners L.P. (the “Partnership”), completed the previously announced acquisition from a subsidiary of Atlas Pipeline Partners L.P. (“Atlas”), of all of the outstanding membership interests in Atlas Pipeline NGL Holdings, LLC and Atlas Pipeline NGL Holdings II, LLC (collectively, “Holdings”) for cash of approximately $135.0 million, subject to certain post-closing adjustments. Holdings owns a 19.8% limited partnership interest and a 0.2% general partnership interest in the West Texas LPG Pipeline L.P. (“WTLPG”). WTLPG is operated by Chevron Pipe Line Company, which owns the remaining 80.0% interest.
The Purchase Agreement between the Operating Partnership and a subsidiary of Atlas, dated May 5, 2014 (the “Purchase Agreement”), contains indemnification obligations of both the Operating Partnership and Atlas, and other covenants and obligations of the parties. This description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, which was filed as Exhibit 10.1 to Partnership’s Current Report on Form 8-K filed on May 5, 2014.

Item 9.01.    Financial Statements and Exhibits.
(a)    Financial statements of businesses acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K was required to be filed.
(b)    Pro forma financial information. The financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K was required to be filed.
(d)     Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC,
Its General Partner

Date: May 16, 2014                By: /s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President, Treasurer and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated May 14, 2014.